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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                DANA CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         ____________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
         ____________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ____________________________________________________________
     (4) Proposed maximum aggregate value of transaction:
         ____________________________________________________________
     (5) Total fee paid:
         ____________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:_____________________________________________
     (2) Form, Schedule or Registration Statement No.:_______________________
     (3) Filing Party:_______________________________________________________
     (4) Date Filed:_________________________________________________________

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
                     [logo]   DANA CORPORATION
                                P.O. BOX 1000
                              TOLEDO, OHIO 43697

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 3, 1996

     The Annual Meeting of Stockholders of Dana Corporation ("Dana" or the "Company"), a Virginia corporation, will be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 3, 1996, at 10 o'clock A.M. (EST), for the following purposes:

     1. To elect a Board of Directors consisting of eight members;

     2. To ratify the selection of Price Waterhouse LLP as auditors for 1996;

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment.

     The Company's Board of Directors has fixed February 15, 1996, as the record date for the Annual Meeting. Holders of record of the Company's Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. The stock transfer books will not be closed.

     Copies of Dana's Annual Report for the fiscal year ended December 31, 1995, either accompany this Notice of Meeting and Proxy Statement or have been mailed previously to the Company's stockholders.

                                          By Order of the Board of Directors,

                                          Martin J. Strobel
                                          Secretary

March 4, 1996
                            ------------------------

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. YOUR PROMPT RESPONSE WILL ASSURE A QUORUM AT THE ANNUAL MEETING AND SAVE DANA THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                                DANA CORPORATION
                                 P.O. BOX 1000
                               TOLEDO, OHIO 43697

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 3, 1996
                            ------------------------

     This Proxy Statement is furnished by the Board of Directors (the "Board") of Dana Corporation ("Dana" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on April 3, 1996, and at any and all adjournments.

     Holders of record of Dana's Common Stock, $1 par value ("Common Stock") at the close of business on February 15, 1996, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. There were 101,602,414 shares of Common Stock outstanding on that date.

     Each stockholder is entitled to one vote per share held on all matters to be voted on. Any stockholder who executes and delivers a proxy may revoke it by giving written notice to the Company's Secretary at any time prior to its use or by voting in person at the Annual Meeting.

     This Proxy Statement and the enclosed proxy were first sent to stockholders on March 4, 1996.

                        ITEM 1 -- ELECTION OF DIRECTORS

     A Board of Directors consisting of eight members will be elected at the Annual Meeting, to hold office until the next Annual Meeting of Stockholders or until their successors are elected. Mr. Fridholm, who has served as a director of Dana since 1989, is not standing for re-election at the upcoming Annual Meeting. The Board recommends the following nominees, each of whom is now a director of Dana.

     The following information was furnished to the Company by the nominees.

           NOMINEE             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE IN PAST 5 YEARS
           -------             ------------------------------------------------------------
Benjamin F. Bailar            Dean and Professor of Administration, Jesse H. Jones Graduate
  Age 61                      School of Administration, Rice University, since 1987. Director of Dana since 1980. Also a director of First Interstate Bank of
                              Texas, Smith International, Inc., and U.S. Can Corporation.

Edmund M. Carpenter           Chairman and Chief Executive Officer of General Signal
  Age 54                      Corporation (a manufacturer of capital equipment and
                              instruments for the process control, electrical,
                              semi-conductor, and telecommunications industries) from 1988-
                              1995. Director of Dana since 1991. Also a director of Campbell
                              Soup Company and Texaco, Inc.

Eric Clark                    Director of BICC plc (a United Kingdom company serving the
  Age 61                      international market for infrastructure development) since
                              1985, and Chairman of BICC Cables Limited since 1986. Director of Dana since 1994, and a member of the Dana Europe Advisory
                              Board since 1991. Also a director of United Utilities plc and
                              Merseyside Development Corporation.

           NOMINEE             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE IN PAST 5 YEARS
           -------             ------------------------------------------------------------
Glen H. Hiner                 Chairman and Chief Executive Officer of Owens Corning (a
  Age 61                      manufacturer of advanced glass and composite materials) since
                              1992. Senior Vice President of General Electric Company,
                              1983-1991. Director of Dana since 1993.

Marilyn R. Marks              Chairman, President, and Chief Executive Officer of Dorsey
  Age 43                      Trailers, Inc. (a manufacturer of truck trailers) since 1987.
                              Director of Dana since 1994. Also a director of the Eastman
                              Chemical Company.

Southwood J. Morcott          Chairman of the Board of Dana since 1990 and a director since
  Age 57                      1985. Chief Executive Officer of Dana since 1989, and President and Chief Operating Officer since 1986, having served the
                              Company in various capacities since 1963. Chairman of the Board of Hayes-Dana Inc., Dana's wholly-owned Canadian subsidiary,
                              1987-1995. Also a director of CSX Corporation, Johnson
                              Controls, Inc., and Phelps Dodge Corporation.

John D. Stevenson             Partner in the law firm of Smith, Lyons, Torrance, Stevenson &
  Age 66                      Mayer since 1962. Director of Dana since 1993 and of Hayes-Dana
                              Inc., 1963-1995. Member of the Dana Canada Advisory Board since
                              July 1995. Also a Director of Canada Trust Company and George
                              Weston Limited.

Theodore B. Sumner, Jr.       Chairman of Madison Financial Group (a financial consulting
  Age 67                      firm) since 1990. Retired as Chairman of the Board of First
                              Union National Bank of Charlotte, North Carolina and as Vice
                              Chairman of First Union Corporation for more than five years prior to 1990. Director of Dana since 1984.

     THE BOARD RECOMMENDS A VOTE FOR ALL OF THE FOREGOING DIRECTOR-NOMINEES. Under Virginia law, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at the Annual Meeting, assuming a quorum of at least a majority of the number of shares of common stock outstanding is present. In determining a quorum, shares that are voted on any matter presented for vote will be counted. In determining the number of votes cast FOR any director-nominee, votes that are withheld will not be counted. Under New York Stock Exchange rules, the election of directors is a "routine" item and brokers may vote the shares they hold on behalf of the beneficial owners with respect to this item without instructions from the beneficial owners. Therefore, there will be no "broker nonvotes" on this item.

                          THE BOARD AND ITS COMMITTEES

                                 BOARD MEETINGS

     The Board held 6 meetings in 1995. All incumbent directors attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 1995.

                                   COMMITTEES

     The ADVISORY COMMITTEE advises the Chairman and the Board on the selection and compensation of directors and on matters relating to Board and Committee meetings, agenda and schedules. The Committee also functions as the Board's nominating committee for directors and will consider written proposals for nominations from stockholders containing the information set out in Article II,
Section 4 of Dana's By-Laws and submitted to the Company's Secretary not less than 70 days before the Annual Meeting at which the nominee is to be proposed for election. The current members of the Committee are Messrs. Sumner (Chairman), Bailar, Carpenter and Stevenson. The Committee met twice in 1995.

     The AUDIT COMMITTEE maintains contact with Dana's independent auditors to assure that appropriate audit programs and procedures are maintained and that the independent auditors discharge their appropriate responsibilities. The Committee also reviews internal auditing and controls. No member of the Audit

Committee may be an employee of Dana. The current members of the Committee are Messrs. Bailar (Chairman), Clark, and Hiner and Ms. Marks. The Committee met twice in 1995.

     The COMPENSATION COMMITTEE recommends compensation programs for Dana's executive officers and reviews the Company's compensation plans for other management personnel. The Committee approves salaries for the executive officers and determines or reviews cash and non-cash compensation awarded or granted under Dana's Additional Compensation Plan, 1982 Amended Stock Option Plan and Restricted Stock Plan. No member of the Compensation Committee may be an employee of Dana. The current members of the Committee are Messrs. Fridholm (Chairman), Hiner, Stevenson and Sumner. The Committee met 4 times in 1995.

     The FINANCE COMMITTEE reviews Dana's long-range worldwide needs for capital and the Company's financial condition, and approves courses of action to assure Dana's continued liquidity. The Committee also reviews acquisitions and other major corporate expenditures and Dana's fixed capital and working capital positions. The current members of the Committee are Messrs. Morcott (Chairman), Bailar, Carpenter, Clark, Fridholm, Hiner, Stevenson, and Sumner and Ms. Marks. The Committee met 5 times in 1995.

     The FUNDS COMMITTEE reviews the allocation of assets and the performance of the investment managers for the Company's pension and other employee benefit funds to assure compliance with applicable funds management rules and regulations. The current members of the Committee are Messrs. Carpenter (Chairman), Clark, Fridholm, and Morcott and Ms. Marks. The Committee met twice in 1995.

                                  COMPENSATION

     Non-employee directors are paid the following fees for their services, in addition to reimbursement for expenses incurred: a $20,000 annual stipend for service on the Board, a $2,500 annual stipend for service on each Committee ($5,000 for Committee Chairmen), a fee of $1,000 for each Board or Committee meeting attended, and a fee of $1,000 per half day for any special services performed at the request of the Chairman of the Board. Mr. Stevenson also received a total of $38,662 in fees for service on the Hayes-Dana Inc. Board of Directors and the Dana Canada Advisory Board. Mr. Clark also received $15,000 in fees for service on the Dana Europe Advisory Board.

     Non-employee directors may elect to defer payment of the foregoing fees under the Company's Director Deferred Fee Plan (other than Mr. Stevenson's fees for service on the Hayes-Dana or the Dana Canada Advisory Boards or Mr. Clark's fees for service on the Dana Europe Advisory Board). Deferred fees may be credited to a Stock Account or an Interest Equivalent Account or both. Units are "purchased" in a Stock Account based upon the amount of fees deferred and the market price of Dana's Common Stock. Whenever cash dividends are paid on Dana's Common Stock, each Stock Account is credited with additional units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For those directors who have elected to participate in this Plan and to defer payment into a Stock Account, the number of Units in the director's Stock Account as of December 31, 1995 is shown in the table that appears under the caption, "Stock Ownership." The value of the Stock Account Units at the time of distribution will be based on the market value of the Common Stock at that time. Interest Equivalent Accounts accrue interest quarterly at the rate for prime commercial loans. Distribution of the deferred fees, whether held in a Stock Account or an Interest Equivalent Account, is made only in cash when the director retires, dies or terminates service with Dana. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

     All non-employee directors participate in the Company's Directors Retirement Plan. This Plan provides for the payment of retirement benefits to non-employee directors who retire from service with Dana after age 65 or who retire due to illness or disability, and to the spouses of eligible directors who die while serving on the Board. The monthly benefit paid under this Plan is equal to 1/12 of one-half of the annual average of the fees payable to the director during his or her last 3 full calendar years of Board service. A director may elect to receive a reduced benefit after retirement in order to provide a survivor's benefit to the director's spouse after his or her death. Benefits are paid in cash. Payments continue until the earlier of the director's death or until the director has received a number of monthly payments equal to the number of months he or she served on the Board. If a director dies while serving on the Board, the director's spouse receives a number of monthly payments equal to the number of months the director served on the Board. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

     All non-employee directors also participate in the Company's stockholder-approved Directors' Stock Option Plan. This Plan provides for the automatic grant of options for 3,000 shares of Common Stock to each non-employee director annually on the date of the Board's organizational meeting which is held after the Annual Meeting of Stockholders. Options are priced at the fair market value of the Common Stock on the date of grant and have a term of 10 years, except in the case of the director's earlier death or retirement, when they become exercisable within specified periods following the date of such event.

                                STOCK OWNERSHIP

                               DANA COMMON STOCK

     The following table presents the beneficial ownership of the only persons known by the Company to beneficially own more than 5% of its Common Stock, based upon a statement on Schedule 13G filed by each such person with the Securities and Exchange Commission. The Capital Group Companies, Inc., and its operating subsidiary, Capital Research and Management Company, reported jointly that Capital Research and Management Company was the owner of 6,278,300 shares of the Company's shares, with sole dispositive power and no voting power for such shares. FMR Corp., a holding company for Fidelity Investments (a large mutual fund company), reported sole voting power with respect to 180,566 shares, and sole dispositive power with respect to 11,213,462 such shares, including shares that are beneficially owned by Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp.

  NAME AND ADDRESS OF            SHARES           PERCENT OF
   BENEFICIAL OWNER        BENEFICIALLY OWNED       CLASS
-----------------------    ------------------     ----------
The Capital Group, Inc.         6,278,300           6.2%
333 South Hope Street
Los Angeles, CA 90071
FMR Corp.                      11,213,462          11.06%
82 Devonshire Street
Boston, MA 02109

     The following table shows shares of Dana Common Stock and Units with a value tied to the Common Stock that were beneficially owned on December 31, 1995, by the Company's director-nominees, the executive officers named in the Summary Compensation Table, and all director-nominees and executive officers as a group. Mr. Fridholm's stockholdings are also shown in the table, even though he is not standing for re-election as a director. At that date, the group owned 2.0%, and each person owned less than 1%, of the outstanding Common Stock. All reported shares were owned directly except as follows: Mr. Bailar indirectly owned 2,100 shares which were held in a retirement plan account and 900 shares that were held in a trust of which he and his spouse were co-trustees; Mr. Fridholm indirectly owned 2,000 shares that were held in a revocable trust; and Mr. Hirsch indirectly owned 10,200 shares which were held by his spouse.

                                                STOCK OWNERSHIP,
                                              INCLUDING RESTRICTED      UNITS REPRESENTING
                                                   STOCK AND                 DEFERRED
                 BENEFICIAL OWNER            EXERCISABLE OPTIONS(1)      COMPENSATION(2)
                 ----------------            ----------------------     ------------------
        James E. Ayers                               186,731 shares         49,713 Units
        Benjamin F. Bailar                             9,000 shares              0 Units
        Edmund M. Carpenter                            9,328 shares          4,035 Units
        Eric Clark                                     4,000 shares              0 Units
        Roger T. Fridholm                              8,000 shares          7,111 Units
        Glen H. Hiner                                  4,000 shares          3,648 Units
        Carl H. Hirsch                               187,876 shares         26,823 Units
        Joseph M. Magliochetti                       149,572 shares            804 Units
        Marilyn R. Marks                               1,500 shares            552 Units
        Southwood J. Morcott                         478,764 shares         55,398 Units
        Borge R. Reimer                              180,241 shares          8,722 Units
        John D. Stevenson                              6,012 shares              0 Units
        Theodore B. Sumner, Jr.                        7,000 shares         29,280 Units
        Director-Nominees and Executive
          Officers as a Group (28 persons)         2,060,765 shares        302,168 Units

---------------
(1) The shares reported for the named executive officers (Messrs. Ayers, Hirsch, Magliochetti, Morcott and Reimer) include restricted stock which the officers were entitled to vote under the Company's 1989 Restricted Stock Plan and shares subject to options exercisable within 60 days. Details of the officers' restricted stock ownership appear at Note 4 to the Summary Compensation Table. Shares subject to options exercisable within 60 days include: Mr. Ayers, 108,350 shares; Mr. Hirsch, 138,750 shares; Mr. Magliochetti, 100,800 shares; Mr. Morcott, 355,500 shares; Mr. Reimer, 124,750 shares; the director-nominees and executive officers as a group, 1,452,627 shares.

(2) The Units reported for the non-employee directors (Messrs. Carpenter, Fridholm, Hiner and Sumner, and Ms. Marks) represent fees deferred to the director's Stock Account under the Company's Director Deferred Fee Plan, which is described under the caption "The Board and Its Committees". The Units reported for the executive officers (Messrs. Ayers, Hirsch, Magliochetti, Morcott and Reimer) represent annual bonuses earned under the Company's Additional Compensation Plan and deferred to the officer's Stock Account. Under this Plan, the Compensation Committee may defer payment of all or a portion of a participant's bonus and credit the deferred amounts to a Stock Account, an Interest Equivalent Account, or both. Units are "purchased" in a Stock Account based on the amount of the deferred bonus and the market price of Dana's Common Stock. Whenever cash dividends are paid on Dana's Common Stock, each Stock Account is credited with additional Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For both the non-employee directors and the executive officers, the value of the Units at the time of distribution will be based on the market value of the Corporation's Common Stock at that time, but the deferred amounts will be paid in cash. Units will not be distributed in the form of Common Stock.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table contains information about the compensation from Dana and its subsidiaries paid or awarded to, or earned by, the Company's Chief Executive Officer and the four other highest compensated persons who were serving as executive officers of the Company at the end of 1995.

                                                                                     LONG-TERM COMPENSATION
                                                                                             AWARDS
                                                   ANNUAL COMPENSATION              ------------------------
                                          --------------------------------------    RESTRICTED    SECURITIES
                                                                    OTHER ANNUAL      STOCK       UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL                   SALARY        BONUS      COMPENSATION      AWARDS       OPTIONS/     COMPENSATION
           POSITION               YEAR     ($)(1)       ($)(2)         ($)(3)         ($)(4)      SARS(#)(5)       ($)(6)
      ------------------          -----   --------    -----------   ------------    ----------    ----------    ------------
Southwood J. Morcott              1995    $911,548    $ 1,638,000     $ 81,850       $      0       125,000       $  3,388
  Chief Executive Officer         1994     846,230      1,077,200       93,461              0       100,000          5,046
                                  1993     761,898        412,500       79,718        264,662        94,000          6,550
Joseph M. Magliochetti            1995     424,081        700,000       51,084              0        45,000          2,407
  President -- Dana North         1994     368,300        469,000       50,820              0        39,000          2,408
  American Operations             1993     324,655        185,200           --         76,221        44,000          6,423
Carl H. Hirsch                    1995     420,000        672,000       77,704              0        34,000          3,388
  Executive Vice President        1994     397,000        512,100       75,901              0        34,000          4,743
                                  1993     375,000        206,300       72,161         63,547        34,000          6,550
Borge R. Reimer                   1995     412,000        659,000       73,414              0        34,000          3,388
  Executive Vice President        1994     392,000        505,700       76,348              0        34,000          4,717
                                  1993     375,000        206,300       56,461         33,915        34,000          6,550
James E. Ayers                    1995     380,000        690,000           --              0        34,000          3,388
  Chief Financial Officer         1994     360,000        464,400           --              0        34,000          4,359
                                  1993     340,000        187,000           --         34,957        34,000          6,550

---------------

(1) For Mr. Morcott, the amounts reported include, in addition to base salary paid by Dana, the following compensation for services as Chairman of the Board of Hayes-Dana Inc. for the period before it became a wholly-owned subsidiary of Dana: $11,548 in 1995, $11,230 in 1994, and $11,898 in 1993.
    For Mr. Magliochetti, the amounts reported include, in addition to base salary paid by Dana, the following compensation for services as a director of Hayes-Dana Inc.: $34,081 in 1995, $18,300 in 1994, and $14,655 in 1993.
    These amounts were set by the Hayes-Dana Board (and not the Dana Compensation Committee), and are valued at the currency exchange rate in effect on December 31 of the applicable year.

(2) Annual bonuses received (or deferred) under the Company's Additional Compensation Plan are reported in the year earned, whether deferred or paid in that year or in the following year.

(3) "Other Annual Compensation" includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer's annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer: for Mr. Morcott, professional services valued at $44,156 in 1995, $61,363 in 1994, and $41,872 in 1993; for Mr. Magliochetti,
    professional services valued at $29,660 in 1995 and $28,147 in 1994, and vehicles at $12,851 in 1994; for Mr. Hirsch, professional services valued at $47,829 in 1995, $46,356 in 1994, and $42,861 in 1993; and for Mr. Reimer,
    professional services valued at $47,228 in 1995, $54,990 in 1994, and $39,489 in 1993. Professional services include financial, tax, and estate planning services received by the officer. Of the amounts reported, the following represent insurance premiums (after tax gross-up) paid on behalf of the named executive for split dollar life insurance coverages: for Mr. Morcott, $10,443 in 1995, $8,569 in 1994, and $6,720 in 1993; for Mr.
    Magliochetti, $2,758 in 1995, $2,315 in 1994, and $1,863 in 1993; for Mr.
    Hirsch, $7,028 in 1995, $5,926 in 1994, and $4,827 in 1993; for Mr. Reimer,
    $10,185 in 1995, $8,869 in 1994, and $7,507 in 1993; and for Mr. Ayers,
    $8,597 in 1995, $7,410 in 1994, and $6,150 in 1993.

(4) Restricted stock is granted under the Company's 1989 Restricted Stock Plan. Awards of restricted stock granted prior to 1993 were subject to a 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. In November 1993, the executive officers elected to extend the restriction periods for the restricted stock awarded to them in 1989. The extension periods elected by the officers varied from, approximately, 2.5 to 6.5 years. Additional shares of restricted stock were granted to the officers as consideration for these extensions, and it is the value of these shares that appears in the Summary Compensation Table. In each case, the restriction period for the additional shares matched the length of the extension period for the 1989 awards. The Compensation Committee, which administers the Plan, has the discretion to shorten any restriction periods or to waive the restrictions. The restrictions lapse in the event of a change in control (as defined in the restricted stock agreements). Dividends on the granted shares are paid in additional restricted shares, in lieu of cash, at the same times and rates as cash dividends are paid to the Company's stockholders. The value of the restricted stock grants shown in the Summary Compensation Table was calculated by multiplying the number of shares awarded by the difference between the closing price of the Company's Common Stock on the date of grant (as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the officer.

    At December 31, 1995, Mr. Morcott held a total of 75,207 shares of restricted stock valued at $2,099,805; Mr. Magliochetti held 27,228 shares of restricted stock valued at $753,019; Mr. Hirsch held 23,282 shares of restricted stock valued at $648,999; Mr. Reimer held 22,183 shares of restricted stock valued at $616,853; and Mr. Ayers held 21,507 shares of restricted stock valued at $596,580. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the difference between the closing price of the Company's Common Stock on December 29, 1995 ($29.25 per share, as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the officer.

(5) Represents shares of Dana Common Stock underlying options granted in 1993 through 1995.

(6) "All Other Compensation" consists of contributions made by Dana under the Company's Savings and Investment Plan to match contributions made by the officers to their accounts.

                         OTHER ADDITIONAL COMPENSATION

     Approximately 60 key employees of the Company other than the executive officers named in the Summary Compensation Table are eligible to receive annual bonuses under the Company's Additional Compensation Plan. The Company also has various incentive compensation plans for other employees (such as individual incentive, group incentive and Scanlon-type plans) that are designed to reward their commitment to the Company's philosophy of total quality, increased productivity and improved performance. In 1995, Dana employees other than the named executive officers earned a total of over $112 million in additional compensation.

                             OPTION GRANTS IN 1995

     The following table contains information about the stock options granted in 1995 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 1995. In calculating the "Grant Date Present Value," the Company used a variation of the Black-Scholes option pricing model, as described in Note 3. The value shown is a hypothetical value only; over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

                                 OPTION GRANTS IN LAST FISCAL YEAR
                      --------------------------------------------------------
                                       % OF
                                       TOTAL
                      NUMBER OF       OPTIONS
                      SECURITIES      GRANTED        EXERCISE                         GRANT
                      UNDERLYING        TO           OR BASE                          DATE
                       OPTIONS       EMPLOYEES        PRICE         EXPIRATION       PRESENT
          NAME        GRANTED(#)      IN 1995      ($/SHARE)(1)      DATE(2)       VALUE($)(3)
          ----        ----------     ---------     ------------     ----------     -----------
    Mr. Morcott         125,000        12.63%        $ 31.063         7/16/05      $1,342,500
    Mr. Magliochetti     45,000         4.55%        $ 31.063         7/16/05         483,300
    Mr. Hirsch           34,000         3.43%        $ 31.063         7/16/05         365,160
    Mr. Reimer           34,000         3.43%        $ 31.063         7/16/05         365,160
    Mr. Ayers            34,000         3.43%        $ 31.063         7/16/05         365,160

---------------
(1) The exercise price (the price that the officer must pay to purchase each share of stock that is subject to option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on July 17, 1995.

(2) Options may be exercised during a period that begins 1 year after the date of grant and ends 10 years after the date of the grant. During the exercise period, except as otherwise limited by Internal Revenue Code provisions with respect to incentive stock options, an optionee may exercise 25% of the total options after one year from the date of grant, 50% after 2 years from the date of grant, 75% after 3 years from the date of grant, and all of the options after 4 years from the date of grant. An optionee's exercise rights are accelerated in the event of a third party tender or exchange offer for 20% or more of the Company's Common Stock which has not been approved by the Board of Directors.

(3) A variant of the Black-Scholes option pricing model was used to determine the hypothetical grant date value for these options. In applying the model, the Company assumed a 12-month volatility of 29.12%, a 6.28% risk-free rate of return, a dividend yield at the date of grant of 2.96%, and a 10-year option term. The model did not assume any forfeitures or exercises prior to the end of the 10-year term, which assumptions could have reduced the reported grant date values. Since this model is assumption-based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of the Company's Common Stock on the date of exercise.

      AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES

     The following table contains information about the options for the Company's Common Stock which were exercised in 1995 by the executive officers named in the Summary Compensation Table and the aggregate value of these officers' unexercised options at the end of 1995. In 1993, all outstanding SARs held by the officers were cancelled. Consequently, none of the officers held any SARs at December 31, 1995.

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                         SHARES                        OPTIONS AT 12/31/95(#)        AT 12/31/95($)(2)
                        ACQUIRED         VALUE       --------------------------  --------------------------
          NAME       ON EXERCISE(#)  REALIZED($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
          ----       --------------  --------------  -----------  -------------  -----------  -------------
    Mr. Morcott          17,000         $207,718       355,500       279,500     $ 2,805,511    $ 388,920
    Mr. Magliochetti      2,000           24,437       100,800       105,000         712,013      122,179
    Mr. Hirsch              690            9,211       138,750        88,250       1,128,334      140,320
    Mr. Reimer           14,000           91,875       124,750        88,250       1,046,959      140,320
    Mr. Ayers             8,000           97,645       108,350        88,250         865,009      140,320

---------------
(1) The value realized on the exercise of options was calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the date of exercise (as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the option exercise price.

(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Company's Common Stock on December 29, 1995 ($29.25 per share, as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the option exercise price.

                                 PENSION PLANS

     The executive officers named in the Summary Compensation Table are eligible to receive retirement benefits under their employment agreements, which are described under "Employment Agreements". Each employment agreement provides that if the executive officer retires from Dana at or after age 55 with 15 years of service, he will receive a lifetime monthly pension calculated at 50% (or, if higher, the percentage which is the product of 1.6% multiplied by his credited service at retirement) of his highest average monthly compensation (defined as salary received during the month preceding his termination of service plus 1/12th of the average of the highest bonuses payable to him during any 3 consecutive years) reduced by benefits payable to him by Dana under the pension plans described below, pension or disability benefits payable to him by other organizations, and 50% of the primary Social Security benefit. The types of compensation that are reported in the Summary Compensation Table under "Salary" (excluding, for Messrs. Morcott and Magliochetti, compensation paid for services to Hayes-Dana Inc., as described in Note 1 to the Table) and "Bonus" (and also including deferred bonuses, and, if applicable, long-term incentive awards earned prior to 1992 under a now-discontinued provision of the Additional Compensation Plan) will be used to calculate the retirement benefits payable to the officers under their employment agreements. The maximum monthly pensions that the officers would receive under their employment agreements if they had retired on January 1, 1996, before taking into account the reductions described above, would be as follows: Mr. Morcott, $76,285; Mr. Magliochetti, $30,403; Mr. Hirsch, $39,709; Mr. Reimer, $42,601; and Mr. Ayers, $31,445. In lieu of receiving these benefits in the form of a monthly pension, the officer may elect to receive the distribution of the benefits in any form permitted under the Dana Corporation Retirement Plan.

     Mr. Magliochetti is eligible to receive this lifetime monthly pension if his employment with Dana terminates prior to age 55 for a reason other than death or "cause" (as defined in his agreement), provided that his employment terminates after a change in control of the Company. Under such circumstances, his monthly pension would be as described above, less 1/12 of 1.6% for each full month between the date of such termination and age 55.

     The Dana Corporation Retirement Plan is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants' benefits are expressed as individual accounts). Benefits are computed as follows. During each year of participation in the Plan, a participant earns a service credit equal to a specified percentage of his earnings (as defined in the Plan) up to one quarter of the Social Security taxable wage base, plus a specified percentage of his earnings above one quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one quarter of the taxable wage base, plus 12.8% of earnings over one quarter of the taxable wage base). A participant employed by Dana on July 1, 1988 (when the Plan was converted to a cash balance plan) also earns a transition benefit designed to provide that his retirement benefit under the current Plan will be comparable to the benefit he would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his 62nd birthday, except that in the event of a change in control of Dana, he will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current Plan or the benefit provided under the predecessor plan (determined as of July 1, 1993) with interest credits. The normal retirement age under the Plan is 65.

     Federal tax law imposes maximum payment limitations on tax qualified plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under a funded Dana defined benefit plan. Under this Excess Benefits Plan, the Company will pay any amounts which exceed the federal limitations from its general funds. In addition, Dana has adopted a Supplemental Benefits Plan which covers U.S.-based employees who were eligible to receive long-term awards under the Additional Compensation Plan as of September 1, 1988. Under this Supplemental Benefits Plan, Dana will pay the participant the difference between the aggregate benefits that he will receive under the Dana Corporation Retirement Plan and the Excess Benefits Plan and the benefit that he would have been entitled to receive under the predecessor plan to the Dana Corporation Retirement Plan in effect prior to July 1, 1988. Benefits payable under the predecessor plan are based on the participant's credited service and "final monthly earnings", defined as base salary (before reduction for salary deferrals under the Company's Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the three highest of his last ten years of employment prior to retirement, divided by 36. The types of compensation that are reported in the Summary Compensation Table under "Salary" (excluding, for Messrs. Morcott and Magliochetti, compensation paid for services to Hayes-Dana Inc., as described in Note 1 to the Table) and "Bonus" (and also including, if applicable, long-term incentive awards earned prior to 1992 under a now-discontinued provision of the Additional Compensation
Plan) will be used to calculate the retirement benefits payable to these officers under the predecessor plan. In addition, the maximum level of bonus award that is includable under the Supplemental Benefits Plan, as well as under the Dana Corporation Retirement Plan, the Excess Benefits Plan and the pension portion of the officers' employment agreements, is 125% of base salary. In the event of a change in control of Dana, the participant will receive a lump-sum payment of all benefits previously accrued under the Excess Benefits and Supplemental Benefits Plans and will be entitled to continue to accrue benefits thereunder.

     The estimated monthly annuity benefits payable, starting at age 65, as accrued through December 31, 1995, in the aggregate under the Dana Corporation Retirement Plan, Excess Benefits Plan, and Supplemental Benefits Plan for the executives named in the Summary Compensation Table, are as follows: Mr. Morcott, $72,680; Mr. Magliochetti, $27,744; Mr. Hirsch, $38,124; Mr. Reimer, $41,199;
and Mr. Ayers, $30,108. The benefits shown above will reduce the retirement benefits payable to the named executive officers under their employment agreements.

                             EMPLOYMENT AGREEMENTS

     The executive officers named in the Summary Compensation Table have employment agreements with Dana. The term of each agreement is three years, with an automatic one-year extension at the end of each year to maintain the full three-year term unless either party gives notice not to extend the termination date or unless the agreement is terminated earlier by the death or disability of the officer or for "cause" (as defined in the agreement). The employment agreements provide that while the officers are employed by the Company, they will be paid their base salaries, at a minimum. The Compensation Committee reviews and approves the officers' base salaries annually, as described in the "Compensation Committee Report on Executive Compensation". Their employment agreements currently provide for the payment of 1996 base salaries to the officers, as follows: Mr. Morcott, $945,000; Mr. Magliochetti, $450,000; Mr. Hirsch, $440,000; Mr. Reimer, $412,000; and Mr. Ayers, $400,000.

     Under each agreement, the officer agrees not to disclose any confidential information about Dana to others while employed by the Company or thereafter and not to engage in competition with Dana during any period when he is receiving payments or benefits under the agreement.

     During his period of employment, the officer is entitled to participate in Dana's Additional Compensation Plan, if designated by the Compensation Committee, and in Dana's various employee benefit plans. In the event of a change in control of Dana (as defined in the agreements), the officer will be entitled to continue as a participant in the Additional Compensation Plan during the remainder of the term of his employment agreement, the award opportunities to which he will be entitled will be equal to the highest award opportunities that were provided prior to the change in control, and his awards will be payable in cash (not deferrable). If the officer's employment is terminated following a change in control, any previously deferred awards under the Additional Compensation Plan will be paid on an accelerated basis. The Committee designates participants in the Additional Compensation Plan based on its determination that the participant is a key employee of the Company who is in a position to have a direct and significant impact on the growth and success of the Company and who is, either individually or as a member of a group of employees, contributing in a substantial degree to the success of the Company.

     If the officer is terminated by Dana "without cause" (as defined in the agreement) or, after a change in control of the Company, the officer terminates his employment for "good reason" (as defined in the agreement), he will be entitled, for the remainder of the term of the agreement, to receive monthly compensation equal to his highest average monthly compensation and to continue in participation under Dana's employee benefit plans. If the termination follows a change in control, he will immediately receive such monthly compensation (discounted and paid in a lump sum) and any awards previously deferred under the Additional Compensation Plan (paid in full for any completed performance periods and for performance periods to be completed during the term of the agreement, and pro rata for any performance periods to be completed after such term).

     If any excise tax is imposed under Section 4999 of the Internal Revenue Code, as amended, on payments received by the officer as a result of a change in control of Dana, Dana will pay the officer a sum that will net him the amount he would have received if the excise tax had not been imposed.

     The retirement benefits payable to the officers under their employment agreements are described under "Pension Plans".

     The officers also have related agreements with Dana which provide that, in the event of a dispute related to their employment agreements, the Company will pay legal expenses they may incur to enforce their employment agreements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO DANA'S SHAREHOLDERS:

     We, the members of the Compensation Committee, are independent, nonemployee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission.

     Our goal, as a Committee, is to develop executive compensation policies that are consistent with, and linked to, the Company's strategic business objectives. Beyond that, our priorities are to fill the positions within Dana's senior management team with highly qualified individuals and to compensate those individuals fairly and commensurate with their contributions to furthering the Company's strategic direction and objectives.

     We establish, administer, and assess the effectiveness of the Company's executive compensation programs in support of these compensation policies. We also review and approve all salary arrangements and other remuneration for the Company's executive officers and evaluate their individual performances.

     In making our determinations, we consider competitive market data which is provided to the Company by an independent compensation consultant. This data is further reviewed by another independent compensation consultant whom we, the independent Board committee, retain separately. This data compares Dana's compensation practices to those of a group of comparable companies. The comparison group, which we select in advance and which may change from time to time, currently consists of 23 companies which have national and international business operations and comparable (on average) sales volumes, market capitalizations, employment levels, and lines of business. The companies chosen for the comparison group are not necessarily those represented in the stock performance graph which follows this Report. We believe Dana's competitors for executive talent are a broader group of companies and not limited only to the companies included in the groups established for comparing industry-specific shareholder returns.

     The key elements of Dana's executive compensation program are base salary, annual incentives, and long-term compensation, as described below. In determining an executive officer's compensation, we consider all elements of his compensation package, including severance plans, insurance, and other benefits.

BASE SALARIES

     We review and approve base salaries for each of Dana's executive officers on an individual basis, taking into consideration the following factors on a subjective basis: the individual's performance, contributions to the Company's success, and tenure in the job; pay practices for comparable positions in the comparison group; and internal equities among positions. We believe that a relatively high portion of cash compensation should be "at risk" as incentive compensation. We also tend to recommend that base salaries for the Company's executive officers be set at approximately the median (size-adjusted) for the comparison group companies. In cases of long tenure and exceptional individual performance (determined on a subjective basis), an individual's base salary may exceed the median of the comparison group practice. Conversely, shorter tenure and developing performance may yield a base salary below the median. In 1995, the base salaries of the executive officers named in the Summary Compensation Table, as a group, were approximately at the median of the comparison group.

ANNUAL INCENTIVES

     Dana's executive officers have an opportunity to earn annual bonuses under the Company's Additional Compensation Plan. Award opportunities under the Plan vary based on the individual's position and base salary. We may adjust any individual's bonus upward (other than a covered employee within the meaning of Section 162(m) of the Internal Revenue Code), and may adjust any individual's bonus downward by as much as 20%, based on consideration of such individual performance factors and other factors as we determine to be relevant on a subjective basis. For 1995, the bonuses for the officers named in the Summary Compensation Table were less than the amounts that would have been paid based upon the performance payout formula under the Plan. Bonuses are paid based on the Company's success in achieving performance objectives which we establish in advance taking into account the Company's cyclical markets. These objectives are set annually based on Dana's short-term strategic direction and the current economic climate. The objectives may vary from year to year, and subject to the terms of the Plan, we may adjust them during the year if necessary, in our discretion, to preserve the incentive feature of the Plan if events occur that alter the basis on which they were selected. The performance objectives were not adjusted during 1995. The performance measures which are considered in setting the objective for any given year may include, for example, corporate profits after taxes, return on stockholders' beginning equity, return on average assets, earnings per share and return on sales.

     In addition to establishing the annual performance measure in advance, we also establish the corporate performance levels and the percentages of the officers' base salaries at the different performance levels, which will be used to calculate the amounts of the bonuses. The performance levels consist of a hurdle (the minimum level of corporate performance that must be achieved for bonuses to be paid), and a goal (the corporate performance level at which bonuses at 100% of base salary will be paid). Corporate profits after taxes was the performance measure chosen for 1995. In 1995, the Company earned record profits that exceeded the 1994 profit level by 26%. This profit level is equivalent to a 31% return on stockholders' beginning equity (a measurement calculation utilizing corporate profits after taxes), and represents a record high for return on stockholders' beginning equity for the Corporation. As a result of these profits, the goal performance level was exceeded, and the annual bonuses shown in the Summary Compensation Table were earned by the executive officers based upon the performance payout formula established in advance by the Committee, and the adjustments described above. Dana's plan is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code ("Code").

LONG-TERM INCENTIVES

     Long-term incentives are provided to the executive officers under the Company's 1982 Amended Stock Option Plan. In keeping with the Company's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a substantial portion of each executive

                                                        /X/         PLEASE MARK
                                                                     EACH VOTE
                                                                     LIKE THIS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSAL IN ITEM 2. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.

                                                                         FOR    WITHHELD
                                                                         ALL     FOR ALL                       FOR  AGAINST  ABSTAIN
       1. ELECTION OF DIRECTORS: B. F. BAILAR, E. M. CARPENTER,         / /      / /      2. TO RATIFY PRICE   / /   / /      / /
                                 E. CLARK, G. H. HINER, M. R. MARKS,                         WATERHOUSE AS
                                 S. J. MORCOTT, J. D. STEVENSON,                             THE COMPANY'S
                                 T. B. SUMNER, JR.                                           AUDITORS



        TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE HIS OR HER NAME ON THIS LINE:

        ----------------------------------------------------------------------------------




                                                                                          COMMENTS/ADDRESS CHANGE             / /
                                                                                          Please mark this box if you have
                                                                                          written comments/address change
                                                                                          on the reverse side.


        Signature(s) _________________________________________     Date ________

        NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




 [LOGO]                         DANA CORPORATION
                                 P.O. BOX 1000
                               TOLEDO, OHIO 43697

               Please vote, sign and date the above proxy and return it in the envelope provided. Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

                                       Martin J. Strobel
                                       Secretary

                                  DANA CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS ON APRIL 3, 1996
                     PROXY SOLICITED BY THE BOARD OF DIRECTORS

                Martin J. Strobel, Pamela W. Fletcher, Mark A. Smith,
    P Jr., Sue A. Griffin, Allen C. Goolsby, III and Louanna O. Heuhsen, or any of them, the action of a majority of them
    R voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution,
    O to vote as indicated on the reverse side hereof and in their discretion upon such other business as may properly come
    X before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of
    Y Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 3, 1996, at 10:00 a.m. (EST), and at any adjournments.

                This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment.


                TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

                 (This Proxy is continued on the reverse side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE